Exhibit 5.1

Mark B. Weeks

+1 650 843 5011

mweeks@cooley.com

August 11, 2017

AirXpanders, Inc.

1047 Elwell Court

Palo Alto, CA 94303

Ladies and Gentlemen:

We have acted as counsel to AirXpanders, Inc. (the “Company”), a Delaware corporation, in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 8,189,169 shares of the Company’s Class A Common Stock, $0.001 par value (the “Shares”), consisting of (i) 3,371,334 shares pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) and (ii) 4,817,835 shares pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as in effect at the time of adoption of the 2005 Plan and the 2015 Plan and amendments thereto, (d) the 2005 Plan and (e) the 2015 Plan and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2005 Plan, the 2015 Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

/s/ Mark Weeks

Mark B. Weeks

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com